UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Koppers Holdings Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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KOPPERS HOLDINGS INC.

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT DATED APRIL 5, 2021

FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 6, 2021

This supplement (the “Supplement”) amends and supplements the Notice of 2021 Annual Meeting and Proxy Statement of Koppers Holdings Inc. (the “Company”), dated April 5, 2021 (the “Proxy Statement”), provided to shareholders in connection with the Company’s 2021 Annual Meeting of Shareholders to be held on May 6, 2021. This Supplement is being filed with the Securities and Exchange Commission and is being made available to shareholders on or about April 19, 2021.

Subsequent to the filing of the Proxy Statement with the Securities and Exchange Commission on April 5, 2021, the Company retained Georgeson LLC (“Georgeson”), a proxy solicitation firm, at an estimated total cost of approximately $30,000 plus reimbursement of costs and expenses, to assist in soliciting proxies from brokers, banks, nominees, and institutional holders. Georgeson may solicit proxies personally or by telephone, mail or electronic means. In addition, Georgeson and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

Except as specifically supplemented by the information in this Supplement, all information set forth in the Proxy Statement remains unchanged. From and after the date of this Supplement, all references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby. The Proxy Statement contains important information, and this Supplement should be read in conjunction with the Proxy Statement.